Exhibit 99.1

Coldwater Creek Announces “onecreek” Loyalty Program

Unique service offers exclusive benefits to Coldwater Creek customers

SANDPOINT, Idaho, July 18, 2007 — Coldwater Creek (Nasdaq: CWTR) today announced the launch of “onecreek,” a unique new loyalty program designed to further enhance service and reward its most valuable customers.

Coldwater Creek’s “onecreek” loyalty program will feature discounts and other special promotions. Benefits will include unparalleled service, sneak peeks at upcoming trends and new merchandise, onecreek customer service specialists who can find exactly what she wants, a personal shopper at her favorite Coldwater Creek store, exclusive onecreek savings and promotions, free shipping on returns, and a special gift to help celebrate her birthday. Customers will automatically be enrolled in Coldwater Creek’s onecreek loyalty program upon meeting eligibility. The program is currently being tested in select markets and is scheduled for full roll-out in September.

“While many retailers have used their loyalty programs to capture customer name and address, we are optimizing the use of our existing customer database to identify and initially enroll over 250,000 of our very best customers in onecreek,” said Dennis Pence, Chairman and Chief Executive Officer. “The program is designed to improve retention and overall spend within this very important and profitable segment of our customer base. Customers enrolled in onecreek shop approximately three times more frequently and spend approximately four times more than an average customer.”

Further information regarding Coldwater Creek’s new onecreek loyalty program can be found by accessing the investor relations section of our web site at www.coldwatercreek.com.

Coldwater Creek is an integrated triple-sales-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of premium retail stores located across the United States, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned onecreek concept. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Important factors that could cause actual results to differ materially from our expectations, including factors that could cause us to delay, curtail or abandon the concept include: unexpected or increased costs or delays in development of the concept; the potential strain on management resources in developing and testing a new concept; the inherent difficulty in forecasting consumer behavior, tastes and trends and the possibility that we will determine that the demand for and benefits of onecreek do not meet our expectations; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

###

Contact:

COLDWATER CREEK INC.

Marie Hirsch

Director of Investor Relations

208-265-7354